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                                BYLAW AMENDMENT


          Section 2.14 Special Meeting Notice Requirement.If, notwithstanding
Section 2.3 of this Article II, the Board of Directors or any officer of the corporation causes notice of a special meeting to be given to shareholders in response to a shareholder's calling of a special meeting or a request that such a meeting be held, then, at any such special meeting, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before such a special meeting, business must be properly brought before the meeting by the shareholder calling or requesting the meeting. For business to be properly brought before such a meeting by the calling or requesting shareholder, such shareholder must have timely given notice in writing to the Secretary of the corporation. To be timely, the shareholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than 20 days prior to the meeting. Such shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation's books, of the shareholder proposing such business, (c) the class and number of shares of the corporation which are beneficially owner by the shareholder, and (d) any material interest of the shareholder in such business. Notwithstanding anything to the contrary, no shareholder may introduce business to be conducted at such a special meeting except in accordance with the provisions of this Section 2.14. The Chairman of such a special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before such meeting shall not be transacted. The notice requirements set forth in this Section 2.14 shall be in addition to any notice requirements mandated by applicable law (including the California General Corporation Law) or the corporation's Articles of Incorporation.